EXHIBIT 21

SUBSIDIARIES

The following is a list of the subsidiaries of Gibraltar Industries, Inc. as of December 31, 2012. The names of indirectly owned subsidiaries are indented under the names of their respective parent corporations:

Gibraltar Steel Corporation of New York	New York
Southeastern Metals Manufacturing Company, Inc.	Florida
Pacific Awards Metals, Inc.	California
Construction Metals, LLC	California
Noll/Norwesco, LLC	Delaware
GSC Flight Services Corp.	New York
Air Vent Inc.	Delaware
AMICO Holding Company, Inc.	Delaware
Alabama Metal Industries Corporation	Delaware
Diamond Perforated Metals, Inc.	California
Sea Safe, Inc.	Louisiana
AMICO Canada, Inc.	Canada
Gibraltar Industries (UK) Limited	UK
The Expanded Metal Company Limited	UK
Dramex Expanded Metal Limited	UK
Gibraltar Industries Germany GmbH	Germany
Sorst Streckmetall GmbH	Germany
Expamet Polska Sp.zo.o	Poland
Solar Group, Inc.	Delaware
Appleton Supply Company, Inc.	Delaware
Florence Corporation	Illinois
Florence Corporation of Kansas	Kansas
D.S.B. Holding Corp.	Delaware
The D.S. Brown Company	Ohio
Seismic Energy Products, Inc.	Delaware